Exhibit 99.1

DELPHAX TECHNOLOGIES ANNOUNCES RESULTS FOR FISCAL 2008 THIRD QUARTER

Company Expects Improved Sales and Return to Profitability in Fourth Quarter

MINNEAPOLIS, Aug. 14, 2008 — Delphax Technologies Inc. (DLPX.PK), a global provider of high-speed digital printing systems, today reported net sales of $9.6 million for the third quarter ended June 30, 2008, compared with $10.7 million in the same period a year earlier. Including a charge of $1.9 million for a previously disclosed workforce reduction and an inventory valuation adjustment of $2.0 million, the fiscal 2008 third-quarter net loss was $4.9 million, or $0.75 per share, compared with a net loss of $372,000, or $0.06 per share, for the third quarter of fiscal 2007.

For the nine months ended June 30, 2008, net sales were $29.5 million, compared with $33.7 million for the same period of 2007. The net loss was $7.1 million, or $1.09 per share, compared with $387,000, or $0.06 per share, a year earlier.

“Our results for the third quarter were in line with the actions we announced in May to clear the way for a return to profitability in our fiscal fourth quarter,” said Dieter Schilling, president and chief executive officer. “Despite a less than robust operating environment, we believe we are on track to accomplish that objective.”

During the third quarter, Delphax restructured its approach to marketing its CR Series roll-fed presses, reducing overall investment in the product and initiating a related workforce reduction.

“It was essential for us to reestablish a balance between the cost of developing a new and potentially profitable growth strategy on one hand and an ongoing opportunity to pursue the full potential of our established and fundamentally profitable core business on the other,” Schilling said. “We believe we made that adjustment in the third quarter, intensifying our focus on the security printing industry, without sacrificing the long-term potential of our newer CR Series product line.

“The CR Series remains an important part of our product set, offering industry-leading speed and productivity advantages in a number of commercial printing applications. We were pleased with the response to a month-long series of individual performance demonstrations conducted at our headquarters in Minnesota during the third quarter. Approximately 50 representatives of printing and publishing companies from throughout North America accepted invitations to in-depth introductions to our top-of-the-line 500-feet-per-minute CR 2200. In this more economical and highly focused approach to marketing, we worked closely with industry finishing partners to demonstrate a complete in-line production system, often providing customized solutions to fit visitors’ specific needs.”

Fiscal 2008 third-quarter sales of maintenance, spares and supplies were $9.5 million, compared with $10.3 million for the third quarter of fiscal 2007. Equipment sales were $171,000, down from $366,000 a year earlier.

Gross margin for the third quarter of fiscal 2008 was $331,000, or 3 percent of net sales, down from $3.4 million, or 32 percent of net sales, for the third quarter a year earlier. The gross margin for the third quarter of fiscal 2008 was affected by the inventory valuation charge of $2.0 million.

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Fiscal 2008 third-quarter operating expenses were $4.8 million, which included the restructuring charge of $1.9 million related to the workforce reduction, compared with $3.3 million for the third quarter of fiscal 2007.

The company said it continues to project a return to profitability in the fourth quarter on the strength of improved equipment sales and reduced operating expenses. It expects to recognize revenue from the previously reported sale of a CR Series press in Europe and from the installation and upgrade of another CR Series press in South Africa. Much of the $1.5 million sales backlog reported earlier has been shipped—primarily equipment related to the security printing industry—with most of that revenue expected to be recognized in the fourth quarter.

Finally, the company noted that on Aug. 7, 2008, Harland Clarke Corp., Delphax’s largest customer, acquired the interests of Wells Fargo Bank, National Association and Wells Fargo Financial Corporation Canada (collectively, “Wells Fargo”), Delphax’s senior lenders under the company’s senior credit facilities. Harland Clarke is now the senior lender under the senior credit agreements that formerly were with Wells Fargo.

Delphax Technologies Inc. will discuss its fiscal 2008 third quarter results in a conference call for investors and analysts next Tuesday, Aug. 19, at 10:30 a.m. Central Time. To participate in the conference call, please call 1-800-218-8862 shortly before 10:30 a.m. Central Time and ask for the DELPHAX conference call. The third-quarter conference call will also be webcast. To listen only, log on to http://w.on24.com/r.htm?e=115751&s=1&k=865990E96E63C2C48733133D6D569EF9. To listen to a taped replay of the conference, call 1-800-405-2236 and enter the pass code 11118152#. The replay will be available beginning at 12:30 p.m. Central Time Aug. 19 and will remain active through Aug. 26, 2008.

About Delphax Technologies Inc.

Delphax Technologies Inc. is a global leader in the design, manufacture and delivery of advanced digital print production systems based on its patented electron-beam imaging (EBI) technology. Delphax digital presses deliver industry-leading throughput for both roll-fed and cut-sheet printing environments. These products are extremely versatile and handle a wide range of substrates from ultra lightweight paper to heavy stock. Delphax provides digital printing solutions to publishers, direct mailers and other printers that require systems capable of supporting a wide range of commercial printing applications. The company also licenses and manufactures EBI technology for OEM partners that create differentiated product solutions for additional markets. There are currently installations using Delphax EBI technology in more than 50 countries worldwide. The company is headquartered in Minneapolis, with subsidiary offices in Canada, the United Kingdom and France. The company’s common stock is currently quoted over the counter under the symbol DLPX.PK. Additional information is available on the company’s website at www.delphax.com.

Statements made in this news release concerning the company’s or management’s expectations about future results or events are “forward-looking statements.” Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary materially from stated expectations. Additional information concerning the factors that could cause actual results to differ materially from the company’s current expectations is contained in the company’s periodic filings with the Securities and Exchange Commission.

CONTACTS:
Gregory S. Furness	Tom Langenfeld
Chief Financial Officer	(for Delphax Technologies Inc.)
Delphax Technologies Inc.	(952) 920-4624
(952) 939-9000 gfurness@delphax.com

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DELPHAX TECHNOLOGIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2008	2007	2008	2007
Sales:
Maintenance, spares and supplies	$9,468	$10,293	$29,080	$32,020
Printing equipment	171	366	402	1,635

NET SALES	9,639	10,659	29,482	33,655

Cost of sales	9,308	7,256	23,867	23,723

GROSS PROFIT	331	3,403	5,615	9,932

Operating expenses:
Selling, general and administrative	2,083	2,347	6,608	6,728
Research and development	809	905	2,739	2,597
Restructuring costs	1,883	—	2,065	—

OPERATING EXPENSES	4,775	3,252	11,412	9,325

(LOSS) INCOME FROM OPERATIONS	(4,444)	151	(5,797)	607

Net interest expense	494	418	1,365	1,068
Foreign currency exchange (gain) loss	(20)	97	(68)	(88)

LOSS BEFORE INCOME TAXES	(4,918)	(364)	(7,094)	(373)

Income tax expense	—	8	—	14

NET LOSS	$(4,918)	$(372)	$(7,094)	$(387)

Loss per common share

Loss per common share, basic and diluted	$(0.75)	$(0.06)	$(1.09)	$(0.06)

Weighted average number of shares outstanding during the period, basic and diluted	6,530	6,461	6,530	6,452

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DELPHAX TECHNOLOGIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	June 30, 2008	September 30, 2007
ASSETS
Cash and cash equivalents	$689	$549

Accounts receivable, net	6,338	7,177

Inventory	12,204	13,725

Other current assets	1,483	1,281

Total current assets	20,714	22,732

Fixed assets, net	1,680	1,351

Other non-current assets	1,592	1,513

Total assets	$23,986	$25,596

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued expenses	$8,443	$6,478

Current portion of debt	335	235

Total current liabilities	8,778	6,713

Long-term portion of debt	12,598	9,223

Total liabilities	21,376	15,936

Shareholders’ equity	2,610	9,660

Total liabilities and shareholders’ equity	$23,986	$25,596

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DELPHAX TECHNOLOGIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Nine Months Ended June 30,
	2008	2007
OPERATING ACTIVITIES
Net loss	$(7,094)	$(387)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	325	460
Loss on disposal of equipment and fixtures	—	7
Non-cash interest on subordinated debt	254	373
Stock-based compensation	115	111
Other	115	(34)
Changes in operating assets and liabilities:
Accounts receivable	839	(1,084)
Inventory	1,521	1,687
Other current assets	(202)	(621)
Current liabilities	1,924	(1,780)

NET CASH USED IN OPERATING ACTIVITIES	(2,203)	(1,268)

INVESTING ACTIVITIES
Purchase of equipment and fixtures	(85)	(54)

NET CASH USED IN INVESTING ACTIVITIES	(85)	(54)

FINANCING ACTIVITIES
Issuance of subordinated debt	—	900
Borrowing (payment) on bank credit facilities, net	2,800	(200)
Debt financing costs	(196)	—
Checks written in excess of cash balances	—	513
Principal payments on capital lease obligations	(93)	(97)

NET CASH PROVIDED BY FINANCING ACTIVITIES	2,511	1,116
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(83)	157

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	140	(49)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	549	582

CASH AND CASH EQUIVALENTS, END OF PERIOD	$689	$533

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